EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of November, 2010, by and between Voice Assist Inc., a Nevada public company having its principal place of business at 2 South Point Drive, Suite 100, Lake Forest, CA 92630 (the “Employer”), and Robb Cason, an individual currently residing in [Intentionally Omitted] (the “Employee”).  As used herein, the term “Parties” shall be used to refer to the Employer and Employee jointly.

WHEREAS:

A.           Employer has recently become a public company and

B.           Employer is of the opinion that Employee has education, experience and/or expertise which is of value to Employer and its shareholders, and

C.    Employer and Employee acknowledge and agree that each party seeks to revoke all prior oral and written agreements, understandings, and arrangements between Employer and Employee in connection with Employee’s proposed employment by Employer.

D.           Employer desires to be assured of the association and services of Employee and Employer acknowledges that Employee does not have any existing conditions or incapacity which would render him unfit to fulfill his obligations under this Agreement.

E.           Employee is willing and desires to be employed by Employer, and Employer is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereto acknowledge Employer and Employee agree as follows:

1.	EMPLOYMENT: Employer hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM: For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below) and the renewal term (as defined in Section 2.2 below), if applicable.

2.1	Original Term: The Term of this Agreement shall commence in December, 2010, and expire ____________ unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal Term:  This Agreement shall automatically be extended for additional one (1) year renewal terms unless either party gives written notice to terminate this Agreement at least ninety (90) days prior to the end of the preceding term.  Notwithstanding this renewal provision, the Parties shall by way of mutual agreement, at least 90 days prior to the end of the preceding term, finalize any amendments to compensation, duties or any other material section hereof as will be applicable to the subsequent renewal term.

3.	COMPENSATION.

3.1
 Salary:   Employer shall pay Employee a base annual salary of One Hundred Eighty Thousand Dollars ($180,000) per year less taxes and other withholdings as required by law and prorated for any partial periods.  All payroll checks will be payable in accordance with Employer’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2	Bonus and Incentive: Employer shall pay Employee a quarterly bonus totaling $120,000 a year upon reaching mutually agreeable objectives set by Employer and Employee.

3.2 Stock Options:
Employer hereby grants Employee an option to purchase Employer’s Common Stock (the “Common Stock Purchase Option”) as set forth in Exhibit A attached hereto.

4.	EMPLOYEE BENEFITS. Subject to the requirements of the California Labor Code (as defined in Section 1—29.5), Employer and Employee agree as follows:

4.1
General Benefits:  Employee shall be entitled to receive or participate in all benefit plans and programs of Employer currently existing or hereafter made available to executives or senior management of Employer, including but not limited to, dental and medical insurance, including coverage for dependents of Employee, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Business Expense: Employee shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Employer, for purposes of paying business expenses, including without limitation, business travel, entertainment, lodging and similar activities.  Additionally, Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Employee in performing Employee’s duties and obligations under this Agreement.  Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents in accordance with Employer’s policy.

4.3
Automobile Expenses: Employer shall provide Employee with an automobile allowance of  $500 per month to compensate Employee for the use of his automobile in the course of performing his duties and obligations under this Agreement.

4.4
Cellular Telephone & Internet: Employer shall provide Employee with a cellular telephone and high speed internet access for use on Employer’s business and Employer shall be responsible for all costs and expenses incurred in connection with the operation and use of such services, including but not limited to, monthly service charges and maintenance; provided, however, that Employer shall not be responsible for costs and expenses incurred for personal use of Employee.

4.5
Assistance: Employer shall furnish Employee with an executive office, together with a portable computer and office equipment and such other facilities and services as are deemed by the CEO of Employer to be suitable for his position and adequate for the performance of his duties and obligations under this Agreement.

4.6
Vacation:  Employee shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (2) weeks during which time Employee’s compensation will be paid in full. Vacation days will accrue at a rate of 6.67 hours a month with a maximum of 80 hours accrual at one time. Upon reaching a total of 80 hours/2 weeks accrual will cease.  Unused days of vacation will be compensated in accordance with Employer’s policy as established by Employer from time to time.  Employee may take the vacation periods at any time during the year as long as Employee schedules time off as to not create hardship on Employer.  In addition, Employee shall have such other days off as shall be determined by Employer and shall be entitled to paid sick leave and paid holidays in accordance with Employer’s policy.

5.           DUTIES/SERVICE

5.1
Position: Employee is employed as Vice President of Enterprise Sales and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Employer and its CEO.

5.2
Place of Employment: The place of Employee’s employment and the performance of Employee’s duties will be at Employer’s corporate headquarters and at a separate office facility in Lake Forest, CA or at collocation facilities as agreed upon by Employer and Employee.

5.3
Extent of Services: Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Employer.  The precise services of the Employee may be extended or curtailed, from time to time as agreed upon by employer and employee, and Employee agrees to render such different and/or additional services of a similar nature as agreed upon by Employer and Employee.  However, Employer shall not transfer Employee outside of the Orange County, CA area without Employee’s prior written consent.

5.3.1 Except as otherwise agreed by Employer and Employee in writing, it is expressly understood and agreed that Employee’s employment is fulltime and of a critical nature to the success of Employer and is therefore exclusive.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless Employer and Employee mutually agree to such activity.  Employer acknowledges that Employee presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum C, attached hereto; or (b) do not compete with Employer or interfere with the performance of Employee’s duties pursuant to this Agreement, as determined in the reasonable judgment of the CEO and Employee.

5.3.2 Additionally, Employer recognizes that Employee has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum C attached hereto; or (b) do not compete with Employer in the reasonable judgment of the CEO and Employee.  Employer recognizes that such equity positions may occasionally require some limited attention from Employee during normal business hours.  However, Employee agrees that if such time is considered excessive by the CEO, Employee shall be so advised and noticed by Employer and Employee shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon the Employee’s resignation, death or permanent disability or incapacity; or (b) by Employer at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
BY RESIGNATION:  If Employee resigns, Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such resignation and Employee’s Option Shares shall be deemed vested only through the date of such resignation.

6.2
BY REASON OF INCAPACITY OR DISABILITY: If Employee becomes so incapacitated by reason of accident, illness, or other disability that Employee is unable to carry on substantially all of the normal duties and obligations of Employee under this Agreement for a continuous period of ninety (90) days (the “Incapacity Period”), this Agreement shall terminate but Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such Incapacity Period and Employee’s Option Shares shall be deemed vested only through the date of such Incapacity Period.

6.3
BY REASON OF DEATH:  If Employee dies during the Term of or any renewal term hereof this Agreement, Employer shall: (a) pay to the estate of Employee, through the end of the calendar quarter, Employee’s Incentive Compensation in accordance with the terms and conditions of Addendum A; (b) pay to the estate of Employee, for a period of three (3) months beginning on the date of death (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (c) Employee’s Option Shares shall be deemed vested through the date of the Extended Period. Other death benefits will be determined in accordance with the terms of Employer’s benefit plans and programs.

6.4
FOR CAUSE:  If the Term of this Agreement is terminated by Employer for Cause: (a) Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of termination; and (b) Employee’s Option Shares shall be deemed vested only through the date of such termination for Cause.  However, if a dispute arises between Employer and Employee that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Employer shall have the option to pay Employee the lump sum of Six (6) months base of Employee’s Salary at the time of termination (the “Severance Payment”) rather than Employee’s Salary and Incentive Compensation through the date of termination, and Employee’s Option Shares shall continue to be deemed vested through the date of such termination for Cause.  Such determination to pay the Severance Payment in lieu of Employee’s Salary and Incentive Compensation shall be made in the reasonable judgment of the CEO.  If Employer elects to make a payment to Employee of the Severance Payment, the Parties hereto agree that such payment and the payment provided by Section 6.6 shall be Employee’s complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Employer; (ii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing material harm to Employer’s standing and reputation; (iii) Employee’s continued failure to perform Employee’s duties or complete tasks assigned by Employer after ten (10) days’ written notice thereof to Employee; or (iv) the actual conduct of, and not merely the allegation of, gross negligence or willful misconduct by Employee with respect to Employer; (v) failure to communicate or respond during any major system outage impacting a significant number of subscribers or resellers.

6.5
WITHOUT CAUSE: This employment is considered “at-will” for a period of 90 days (“probationary period”). If after the probationary period, and during the Term of this Agreement, Employer terminates the Employee’s employment without Cause: Employee shall be entitled to receive, for a period of six months, Employee’s Base Salary, payable in periodic installments on Employer’s regular paydays, at the rate then in effect.  The payments provided by Sections 6.5 and 6.6 shall be Employee’s complete and exclusive remedy for any termination without Cause.

6.6	CHANGE IN CONTROL: If employment is terminated in connection with a change in control of the Company, Employee is entitiled to six month severance which includes Employee’s Base Salary.

6.7
EFFECT OF TERMINATION ON UNUSED VACATION TIME:  Upon the termination of this Agreement for any reason whatsoever, Employee shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans, and within the accrual limitations

7.
NON-DISCLOSURE AND INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT:  Employee’s employment is subject to the requirement that Employee sign observe and agree to be bound, both during and after Employee’s employment, by the provisions of Employer’s Non-Disclosure and Invention and Copyright Assignment Agreement, a copy of which is attached hereto as Addendum D.  Employee’s execution of the Non-Disclosure and Invention and Copyright Assignment Agreement is an express condition precedent to Employer’s obligations under this Agreement.  Employee further agrees to execute, deliver and perform, during the Term of Employee’s employment with Employer and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning Employer and any of its affiliates and its business and products, which Employer promulgates for other key employees and executives.

8.
RETURN OF EMPLOYER PROPERTY: Employee agrees that upon any termination of his employment, Employee shall return to Employer within a reasonable time not to exceed two (2) weeks, any of Employer’s property in his possession or under his control, including but not limited to, computer/office automation equipment, passwords, keys, electronic ID cards, records and names, addresses, and other information with regard to customers or potential customers of Employer with whom Employee has had contact or done business.

9.	RELATIONSHIP OF PARTIES: The Parties intend that this Agreement create an employee-employer relationship between the Parties.

10.
NOTICES:  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Employer:

Voice Assist, Inc.
Suite 100, 2 S. Point Dr.
Lake Forest, CA 92630
Attn: CEO.

As to Employee:

Robb Cason
[Intentionally Omitted]

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other Parties in accordance with this Section 10.

11. MISCELLANEOUS:

11.1
Entire Agreement:  This Agreement and the Addendums hereto contain the entire agreement of the Parties.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties.

11.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

11.3
Binding:  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by Employer, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

11.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

11.5
Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

11.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

11.7	Governing Law: This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

11.8	Arbitration:

11.8.1 Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Lake Forest, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for Employer’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

11.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers’ compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

11.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Employee’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Employee’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Employer to provide Employee with any type of progressive discipline.

11.8.4  Title:  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

11.8.5            Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

11.8.6 Exhibit A:  Exhibit A attached hereto, is an integral part of this Agreement is incorporated by reference herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           VOICE ASSIST INC.,
a Nevada corporation

By: /S/ Michael Metcalf
(signature)

Michael Metcalf
(Type/Print name)

         CEO
(Office held)

Employee:
By: Robb Cason
(signature)

     Robb Cason
(Type/Print name)

ADDENDUM A
EMPLOYEE STOCK OPTION PLAN

This Employee Incentive Compensation Agreement (this “Agreement”) is entered into as of this 22nd day of November, 2010, by and between Voice Assist, Inc., a Nevada corporation (the “Employer”), and Robb Cason (“Employee”), as follows:

WHEREAS, it is in the best interest of Employer and Employee to enter into a continuing arrangement to cover annual Employee Incentive bonuses, and

WHEREAS, both Parties to this Agreement desire to memorialize various aspects of their relationship:

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Addendum. This Agreement is in an addendum to that certain Employment Agreement effective of even date herewith.

2.	Employee Incentive Bonus:
The Employee shall be entitled to participate in the Senior Management Stock Incentive Plan when and if such plan is formed and adopted by the company’s Board of Directors.  The Board’s determination of entitlement under such plan shall be at their sole and absolute discretion.

3.
Termination: Termination of employment with Employer, whether voluntary or involuntary, shall not affect any bonus earned but not paid.  If employment is terminated, a proportionate share of any bonus earned shall be paid to Employee on the next regular bonus payment date.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           VOICE ASSIST INC.,
a Nevada corporation

By: /s/ Michael Metcalf
(signature)

   Michael Metcalf
(Type/Print name)

         CEO
(Office held)

Employee:

By: /s/Robb Cason
(signature)

     Robb Cason
(Type/Print name)

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ADDENDUM B

Job Description for Robb Cason

Job Title:                            Vice President of Enterprise Sales
Department:                            IT
Reports To:                            CEO

SUMMARY

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ADDENDUM C
Approved Non-Voice Assist, Inc.
Business Activity Exemptions

Description of Business Activity

Any charitable work for a recognized 501 c 3 charitable cause

Any position or work performed in furtherance of the reasonable aims of any religious organization to which the Employee is associated.

Any part-time work that will not materially interfere with the conduct of completion of the Employee’s duties and responsibilities to Voice Assist.

Any work, function or position that, in the sole discretion of the CEO, is approved hereunder.

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ADDENDUM D

EMPLOYEE NONDISCLOSURE AND INVENTION

AND

COPYRIGHT ASSIGNMENT AGREEMENT

In consideration of my employment by Voice Assist, Inc. or any of its subsidiaries and affiliates (“Employer”):

1.           I will promptly disclose to Employer in writing all discoveries, concepts and ideas, whether patentable or unpatentable, including but not limited to processes, designs, innovations, inventions, formulas, methods, and techniques, as well as improvements and know-how related thereto, made, conceived, reduced to practice or learned by me while in Employer’s employ, either solely or jointly with others during my employment (“Employer Inventions”).  This Agreement shall not apply to any Invention developed entirely on my own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those items and inventions that either: (i) relate, at the time of conception or reduction to practice of the invention, to Employer’s business or any of the products or services being developed, manufactured or sold by Employer or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of Employer, or (ii) result from any work performed by me for Employer.

THIS AGREEMENT DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE.

(a)           I hereby assign to Employer all of my right, title and interest in and to all such Employer Inventions and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Employer Inventions.

(b)           I will acknowledge and deliver promptly to Employer such written instruments and do such other acts, such as giving testimony in support of my inventorship as may be necessary in the opinion of Employer to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereunto in Employer.

(c)           I agree that, except for works listed on the attached Schedule 1, which list the Employer and I may jointly add to from time to time, title to any and all copyrights, copyright registrations and copyrightable subject matter which occurs as a result of my employment by Employer shall be the sole and exclusive property of Employer, and that such works comprise works made for hire.  I hereby assign, and agree to assign, all of said copyrights to Employer.

(d)           I have listed on the attached Schedule 2, all unpatented, but potentially patentable, ideas and inventions conceived before my employment with Employer and which are exempt from the obligations of this Agreement.

(e)           In the event Employer is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right of protection relating to any Employer Inventions, I hereby irrevocably designate and appoint Employer and each of its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by me.

2.           As a direct or indirect consequence of my employment with Employer, I have been and will/may be exposed to highly sensitive and confidential information (some of which I may in the past have, or may in the future, develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with Employer and/or affiliates  (“Confidential Information”).  Confidential Information shall include, without limitation, all: (i) information that has or could have commercial value or other utility in the business in which Employer and its affiliates are engaged or contemplate engaging in; and (ii) all information the unauthorized disclosure of which could be detrimental to the interests of Employer and/or its affiliates, whether or not such information is identified as Confidential Information by Employer.  By example, and without limitation, Confidential Information includes:  financial statements and records, illustrations, prototypes, models, whether patentable or unpatentable, trade secrets, know-how, concepts and other data, trademarks, copyrights, design features, or configurations of any kind, procedures, demonstrations, methods, processes, uses, manufacturing information, techniques, formulas, improvements, research and development data, pamphlets, books, reports or other documents, inspection procedures, apparatuses, compounds, compositions, combinations, programs, software and works of authorships, whether discovered, conceived, developed, made or produced, research and development projects; strategic alliances; confidential information of other entities or companies with whom Employer or its affiliates may enter into joint ventures, strategic alliances or other business relationships; the identity of consultants and assistants; future advertising and marketing methods and plans; detailed sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; business methods, procedures and plans; licensing arrangements; customer product preferences and requirements; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of Employer and/or Employer’s affiliates.  I agree and understand that any and all of the foregoing is considered by Employer to be of a highly confidential nature and as a trade secret.  The term “Confidential Information” shall not include any information obtained by me through (i) industry publications which are disseminated to or can be acquired by businesses in the industry, (ii) Dodge Reports and Dun & Bradstreet and any similar information services, (iii) any Chamber of Commerce or other trade association reports, or (iv) reports from governmental agencies.  In furtherance of the foregoing, I agree as follows:

(a)           To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing, instrument, component or any other item dealing with the Confidential Information without prior written consent therefor.

(b)           To refrain from discussing with any other person or persons, whether or not said persons are in the employ of Employer, any aspect of the Confidential Information, except as said discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do so.

(c)           To accept and maintain the Confidential Information on a confidential basis and to protect and safeguard same against unauthorized publication or disclosure.  I will not be justified in disregarding the obligation of confidentiality by selecting individual pieces of public information and fitting them together by use of integrated disclosure to contend that such Confidential Information is in the public domain.

(d)           Other than in furtherance of my employment with Employer, not to use, directly or indirectly, for my own or for my future employer’s advantage, any Confidential Information learned during my employment with Employer and which is not made publicly known (through no fault of mine).

(e)           Not to disclose, publicize, reveal or make available, directly or indirectly, any of the Confidential Information to any firm, person, or entity whatsoever, except for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising Employer of such demand with reasonably sufficient advance notice, if possible, so as to afford Employer an opportunity to seek a protective order.

(f)           Upon termination of my employment, to turn over to a designated individual employed by Employer all property then in my possession, custody or immediate control belonging to Employer.  I will not retain any original, copy, summary or abridgement of any document which contains Confidential Information, including correspondence, memoranda, reports, calendars, contracts, notebooks, drawings, photos or other documents relating in any way to the affairs of Employer or to the affairs of its affiliated companies and which are entrusted to me or developed by me at any time during my employment with Employer, all of which, will be delivered to Employer immediately upon termination of my employment.

(g)           Not to interfere with the relationship between and/or among Employer and its consultants, agents, employees or others working on research and development projects or providing services or products to or for Employer, nor disclose the identity of said individuals and/or entities so long as not otherwise generally known in the trade.

3.           Notwithstanding the definition of “Confidential Information,” I understand that I shall not be liable for disclosure to any third party or use of any Confidential Information which: (i) at the time of disclosure or thereafter becomes a part of the public domain through no act or omission by me; (ii) has been independently generated, discovered or perfected by me and is listed on the attached Schedule 2; (iii) is subsequently and lawfully disclosed to me by a third party, which third party did not acquire the information under an obligation of confidentiality from or through Employer; or (iv) is required to be disclosed as a matter of law.

4.           I acknowledge and agree that the Confidential Information, and the strict confidentiality thereof, materially affects the successful conduct of Employer’s business and its goodwill; therefore, any breach of the terms of this Agreement by me is a material breach thereof, and may result in termination of my employment, the imposition of injunctive relief, and liability for damages sustained by Employer.  In furtherance of the foregoing, I agree to pay all costs, expenses and attorneys’ fees as incurred by Employer in the enforcement of this Agreement.

5.           No modification or waiver of this Agreement or any of its provisions shall be binding upon Employer unless made in writing and signed on behalf of Employer by one of its officers (other than me).  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and such invalid or unenforceable provision shall be reformed to the extent possible in order to give its intended effect and/or meaning.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

6.           This Agreement together with my Employment Agreement with Employer supersedes any and all agreements between me and Employer with respect to the subject matter hereof.

7.           In the event of any controversy, dispute or claim arising out of or relating to this Agreement, the Employer and I agree as follows:

(a)           I acknowledge and agree that any breach by me of this Agreement, including but not limited to, disclosure of any information that, at law or in good conscience or equity, should remain confidential, may give rise to irreparable injury to Employer which will not be adequately compensable by damages.  Accordingly, Employer may seek and obtain injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to all other legal remedies, if any, that may be available.  I acknowledge and expressly agree that the covenants contained herein are necessary for the protection of the legitimate business interests of Employer and its affiliates and are reasonable in scope and content, and I hereby waive, to the maximum extent permitted by applicable law, any requirement that Employer or any other person post a bond in order to obtain equitable relief.

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(b)           Except as otherwise set forth in subparagraph 7(a), all claims, disputes and other matters in controversy (collectively, “Dispute”) arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the arbitration provisions of Section 11.8 of the Employment Agreement between me and Employer.

8.           The covenants and agreements undertaken herein shall survive termination of my employment.

I have read and fully understand the foregoing, and by affixing my signature below, I agree to be fully bound hereby.

Dated: ______________________

Employee:

/S/ Robb Cason
Name: Robb Cason

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Schedule 1

to Addendum D

Copyrighted And Copyrightable Work Exempt From

This Employee Nondisclosure And Invention

And Copyright Assignment Agreement

Description of Work                                                                Employee’s Signature                                           Employer’s Signature

None                     /S/ Robb Cason             /S/ Michael Metcalf

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Schedule 2

to Addendum D

Unpatented But Potentially Patentable

Ideas And Inventions

Conceived Prior To Employment With Employer

Description of Ideas & Inventions                                                                Employee’s Signature                                           Employer’s Signature

None                                                                 /S/ Robb Cason                    /S/ Michael Metcalf

EXHIBIT A

The Common Stock Purchase Options represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred in the absence of a registration statement covering said Options or an opinion of counsel satisfactory to the Company that such registration is not required.

MUSICIAN’S EXCHANGE

2010 STOCK INCENTIVE PLAN

This 2010 STOCK INCENTIVE PLAN (the "Plan") is hereby established by Musician’s Exchange August 14, 2010 (the "Effective Date").

ARTICLE 1.

PURPOSES OF THE PLAN

1.1           Purposes. The purposes of the Plan are (a) to enhance the Company's ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company's business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1           Administrator. "Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

2.2           Affiliated Company. "Affiliated Company" means any "parent corporation" or "subsidiary corporation" of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(1) of the Code, respectively.

2.3           Board. "Board" means the Board of Directors of the Company.

2.4           Change in Control. Except for the acquisitions associated with the acquisition of SpeechPhone and the related entities (as to those acquisitions “change in control” shall not apply), "Change in Control" shall mean:

(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(b) A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

(c) A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger;

(d) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s); or

(e) The approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

2.5           Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6           Committee. "Committee" means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 7.1 hereof.

2.7           Common Stock. "Common Stock" means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2 hereof.

2.8           Consultant. "Consultant" means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.

2.9           Covered Employee. "Covered Employee" means the chief executive officer of the Company (or the individual acting in such capacity) and the four (4) other individuals that are the highest compensated officers of the Company for the relevant taxable year for whom total compensation is required to be reported to shareholders under the Exchange Act.

2.10           Disability. "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator's determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.11           Effective Date. "Effective Date" means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.

2.12           Exchange Act. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

2.13           Exercise Price. "Exercise Price" means the purchase price per share of Common Stock payable upon exercise of an Option.

2.14           Fair Market Value. "Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:

(a) If the Common Stock is then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such Nasdaq market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such Nasdaq market system or such exchange on the next preceding day for which a closing sale price is reported.

(b) If the Common Stock is not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

(c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

2.15           Incentive Option. "Incentive Option" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

2.16           Incentive Option Agreement. "Incentive Option Agreement" means an Option Agreement with respect to an Incentive Option.

2.17           FINRA Dealer. "FINRA Dealer" means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.

2.18           Nonqualified Option. "Nonqualified Option" means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Shareholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.

2.19           Nonqualified Option Agreement. "Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.

2.20           Option. "Option" means any option to purchase Common Stock granted pursuant to the Plan.

2.21           Option Agreement. "Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.

2.22           Optionee. "Optionee" means a Participant who holds an Option.

2.23           Participant. "Participant" means an individual or entity who holds an Option or Restricted Stock under the Plan.

2.24           Purchase Price. "Purchase Price" means the purchase price per share of Restricted Stock.
2.25           Restricted Stock. "Restricted Stock" means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.

2.26           Service Provider. "Service Provider" means a Consultant or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.

2.27           Stock Purchase Agreement. "Stock Purchase Agreement" means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Stock under the Plan.

2.28           10% Shareholder. "10% Shareholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3.

ELIGIBILITY

3.1           Incentive Options. Only employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2           Nonqualified Options and Restricted Stock. Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or acquire Restricted Stock under the Plan.

3.3           Section 162(m) Limitation. Subject to the provisions of Section 4.2, no employee of the Company or of an Affiliated Company shall be eligible to be granted Options covering more than 2,000,000 shares of Common Stock during any calendar year.

ARTICLE 4.

PLAN SHARES

4.1           Shares Subject to the Plan. A total of 10,000,000 shares of Common Stock may be issued under the Plan, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. Of this total, 10,000,000 shares are available for issuance pursuant to Incentive Options. For purposes of this Section 4.1, in the event that (a) all or any portion of any Option or Restricted Stock granted or offered under the Plan can no longer under any circumstances be exercised or otherwise become vested, or (b) any shares of Common Stock are reacquired by the Company which were initially the subject of an Incentive Option Agreement, Nonqualified Option Agreement or Stock Purchase Agreement, the shares of Common Stock allocable to the unexercised portion of such Option or such Stock Purchase Agreement, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

4.2           Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to outstanding Option Agreements and Stock Purchase Agreements and the limit on the number of shares under Section 3.3, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.

OPTIONS

5.1           Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

5.2           Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 100% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Option is granted is a 10% Shareholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

5.3           Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock held by the Optionee (provided that shares acquired pursuant to the exercise of options granted by the Company must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the Optionee's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Optionee; (f) the waiver of compensation due or accrued to the Optionee for services rendered; (g) provided that a public market for the Common Stock exists, a "same day sale" commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (h) provided that a public market for the Common Stock exists, a "margin" commitment from the Optionee and an FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (i) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

5.4           Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Shareholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5           Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Administrator. An Option granted to an employee who is not an officer, a director or Consultant of the Company must vest at a rate of at least 20% per year over a period of five years from the date of grant, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing, to the extent required by applicable law, each Option shall provide that the Optionee shall have the right to exercise the vested portion of any Option held at termination for at least 30 days following termination for any reason other than "Cause" as defined in any Option Agreement, and that the Optionee shall have the right to exercise the Option for at least six months if such termination was due to the death or Disability of the Optionee.

5.6           Annual Limit on Incentive Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

5.7           Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee.

5.8           Rights as Shareholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a shareholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

5.9           Company's Repurchase Right. In the event of termination of a Participant's Continuous Service for any reason whatsoever (including death or disability), the Option Agreement may provide, in the discretion of the Administrator, that the Company, or its assignee, shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to the exercise of an Option at any time prior to the consummation of the Company's initial public offering of securities in an offering registered under the Securities Act of 1933, as amended, and at the price equal to the Fair Market Value per share of Common Stock as of the date of termination of Optionee's employment. The repurchase right provided in this Section 5.9 shall terminate and be of no further force or effect following the consummation of an underwritten public offering of the Company's Common Stock.

In any event, the right to repurchase must be exercised within sixty (60) days of the termination of Participant's Continuous Service (or in the case of Common Stock issued upon exercise of Options after the date of termination, within sixty (60) days after the date of the exercise) and may be paid by the Company, or its assignee, by cash, check, or cancellation of indebtedness within thirty (30) days of the expiration of the right to exercise.

5.10            Unvested Shares. The Administrator shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Optionee cease being an employee, a Service Provider, an officer or director of the Company while owning such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such repurchase right. The Administrator may not impose a vesting schedule upon any Option grant or the shares of Common Stock subject to that Option which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the Option grant date. However, such limitation shall not be applicable to any Option grants made to individuals who are officers, directors or Consultants of the Company.

ARTICLE 6.

RESTRICTED STOCK

6.1           Issuance and Sale of Restricted Stock. The Administrator shall have the right to issue shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"). Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives. The Purchase Price of Restricted Stock shall be determined by the Administrator, provided that (a) the Purchase Price shall not be less than 100% of Fair Market Value of the stock on the date the Restricted Stock is granted or at the time the purchase is consummated, or (b) if the person to whom a right to purchase Restricted Stock is granted is a 10% Shareholder on the date of grant, the Purchase Price shall not be less than 100% of Fair Market Value of the stock on the date the Restricted Stock is granted or at the time the purchase is consummated.

6.2           Restricted Stock Purchase Agreements. A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Stock Purchase Agreement until the Participant has paid the full Purchase Price to the Company in the manner set forth in Section 6.3 hereof and has executed and delivered to the Company the Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.

6.3           Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant that have been held by the Participant for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the Participant's promissory note in a form and on terms acceptable to the Administrator; (e) the cancellation of indebtedness of the Company to the Participant; (f) the waiver of compensation due or accrued to the Participant for services rendered; or (g) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

6.4           Rights as a Shareholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a shareholder with respect to the Restricted Stock purchased pursuant to a Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.

6.5           Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant's employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase (i) at the original Purchase Price, any shares of Restricted Stock which have not vested as of the date of termination (provided that the right to repurchase at the original Purchase Price shall lapse at the rate of at least 20% per year over five (5) years from the date of the Stock Purchase Agreement for Participants other than directors, officers and Consultants of the Company), and (ii) at Fair Market Value, any shares of Restricted Stock which have vested as of such date, on such terms as may be provided in the Stock Purchase Agreement.

In any event, the right to repurchase must be exercised within sixty (60) days of the termination of Participant's Continuous Service, and may be paid by the Company or its assignee by cash, check, or cancellation of indebtedness within thirty (30) days of the expiration of the right to exercise.

6.6           Vesting of Restricted Stock. Subject to Section 6.5 above, the Stock Purchase Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.

6.7           Dividends. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

ARTICLE 7.

ADMINISTRATION OF THE PLAN

7.1           Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the "Committee"). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act. As used herein, the term "Administrator" means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

7.2           Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options or Nonqualified Options or rights to purchase Restricted Stock shall be granted, the number of shares to be represented by each Option and the number of shares of Restricted Stock to be offered, and the consideration to be received by the Company upon the exercise of such Options or sale of such Restricted Stock; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of; Option Agreements and Stock Purchase Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant's rights under any Option or Stock Purchase Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement or Stock Purchase Agreement; (g) to accelerate the vesting of any Option or release or waive any repurchase rights of the Company with respect to Restricted Stock; (h) to extend the exercise date of any Option or acceptance date of any Restricted Stock; (i) to provide for rights of first refusal and/or repurchase rights in any Option Agreement or Stock Purchase Agreement; (t) to amend outstanding Option Agreements and Stock Purchase Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

7.3           Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person's conduct in the performance of duties under the Plan.

ARTICLE 8.

CHANGE IN CONTROL

8.1           Change in Control. In order to preserve a Participant's rights in the event of a Change in Control of the Company:

(a) The Administrator shall have the discretion to provide in each Option Agreement or Stock Purchase Agreement the terms and conditions that relate to (i) vesting of such Option or Restricted Stock in the event of a Change in Control, and (ii) assumption of such Options or Stock Purchase Agreements or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Agreement and Stock Purchase Agreement.

(b) If the terms of an outstanding Option Agreement provide for accelerated vesting in the event of a Change in Control, or to the extent that an Option is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or "spread") between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.

(c) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

(d) The Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

(e) The acquisition of SpeechPhone LLC and related entities shall not be considered a change in control for the purpose of this plan.

ARTICLE 9.

AMENDMENT AND TERMINATION OF PLAN

9.1           Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Agreement or Stock Purchase Agreement without such Participant's consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.

9.2           Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options or Restricted Stock may be granted under the Plan thereafter, but Option Agreements and Stock Purchase Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 10.

TAX WITHHOLDING

10.1           Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options exercised or Restricted Stock issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or as a result of the purchase of or lapse of restrictions on Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

ARTICLE 11.

MISCELLANEOUS

11.1           Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

11.2           No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

11.3           Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

11.4           Shareholder Approval. The Company shall obtain shareholder approval of the Plan within twelve (12) months before or after the adoption of the Plan by the Board of Directors.

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Option No. 1

VOICE ASSIST, INC.

( Formerly Musician’s Exchange)

STOCK OPTION AGREEMENT

Type of Option (check one): ❑Incentive                                                                                     ❑Nonqualified

This Stock Option Agreement (the "Agreement") is entered into as of _____, 2010, by and between Voice Assist, a Nevada corporation (the "Company"), and(the "Optionee") pursuant to the Company's 2010 Stock Incentive Plan (the "Plan"). Any capitalized term not defined herein shall have the same meaning ascribed to it in the Plan.

1.             Grant of Option. The Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of Five Hundred Thousand (500,000) shares (the "Shares") of the Common Stock of the Company at a purchase price of Three Dollars Seventy Five Cents ($3.75) (the "Exercise Price"), subject to the terms and conditions set forth herein and the provisions of the Plan. If the box marked "Incentive" above is checked, then this Option is intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked "Nonqualified" is checked, then this Option shall to that extent constitute a nonqualified stock option.

2.             Vesting of Option. (1)  This Option shall be deemed vested in the Holder as follows:  (a) none vested during the first three calendar months (b) one hundred thousand (100,000) options for the purchase of one hundred thousand (100,000) shares shall be fully vested at the rate of 1/11th each calendar quarter thereafter for the remainder of the initial term of this Agreement. Further and subject to the foregoing, the holder of this Option (the "Holder") may exercise this Option, in whole or in part, upon surrender of this Option with the form of subscription together with the full Purchase Price for each Share to be purchased in lawful money of the United States, or by check, bank draft or postal or express money order payable in United States dollars ("Monies") to the order of the Corporation, and upon compliance with and subject to the conditions set forth herein.

3.             Term of Option. The right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

(a) the expiration of three (3) years from the date of this Agreement, but no later than 5:00 P.M., October 5, 2015 (the "Expiration Time")  ;

(b) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

(c) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to Optionee's death or if death occurs during either the three-month or one-month period following termination of Optionee's Continuous Service pursuant to Section 3(d) or 3(e) below, as the case may be;

(d) the expiration of three (3) months from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than permanent disability, death, voluntary resignation or cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(c) above shall apply;

(e) the expiration of one (1) month from the date of termination of Optionee's Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such one-month period the provisions of Section 3(c) above shall apply;

(f) the termination of Optionee's Continuous Service, if such termination is for "Cause" (as defined below); or

(g) upon the consummation of a "Change in Control" (as defined in Section 2.4 of the Plan), unless otherwise provided pursuant to Section 11 below.

For purposes of this Agreement, "Cause" shall mean (A) the commission of any act of fraud, embezzlement or dishonesty by Optionee which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (B) any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (C) the continued refusal or omission by the Optionee to perform any material duties required of him if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (D) any material act or omission by the Optionee involving malfeasance or gross negligence in the performance of Optionee's duties to, or material deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), (E) conduct on the part of Optionee which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or (F) any illegal act by Optionee which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Optionee, as evidenced by conviction thereof. The provisions of this Section shall not limit the grounds for the dismissal or discharge of Optionee or any other individual in the service of the Company, the acquiring or successor entity (or parent or any subsidiary thereof).

For purposes of this Agreement, the term "Continuous Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee's term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a Consultant or other Service Provider.

4.             Exercise of Option. On or after the vesting of any portion of this Option in accordance with Sections 2 or 11 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option that has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

      (a)a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased), with any partial exercise being deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares;

(b) a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);

(c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

(d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

5.             Death of Optionee: No Assignment. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of his or her death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

6.              Representations and Warranties of Optionee.

(a) Optionee represents and warrants that this Option is being acquired by Optionee for Optionee's personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(c)            Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

7.            Right of First Refusal.

(a) The Shares acquired pursuant to the exercise of this Option may be sold by the Optionee only in compliance with the provisions of this Section 7, and subject in all cases to compliance with the provisions of Section 6(b) hereof. Prior to any intended sale, Optionee shall first give written notice (the "Offer Notice") to the Company specifying (i) his or her bona fide intention to sell or otherwise transfer such Shares, (ii) the name and address of the proposed purchaser(s), (iii) the number of Shares the Optionee proposes to sell (the "Offered Shares"), (iv) the price for which he or she proposes to sell the Offered Shares, and (v) all other material terms and conditions of the proposed sale.

(b) Within 30 days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Shares at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (the "Acceptance Notice") to the Optionee specifying the number of Offered Shares that the Company or its nominees elect to purchase. Within 15 days after delivery of the Acceptance Notice to the Optionee, the Company and/or its nominee(s) shall deliver to the Optionee payment of the amount of the purchase price of the Offered Shares to be purchased pursuant to this Section 7, against delivery by the Optionee of a certificate or certificates representing the Offered Shares to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be. Payment shall be made on the same terms as set forth in the Offer Notice or, at the election of the Company or its nominees(s), by check or wire transfer of funds. if the Company and/or its nominee(s) do not elect to purchase all of the Offered Shares, the Optionee shall be entitled to sell the balance of the Offered Shares to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice; provided, however, that such sale or other transfer must be consummated within 60 days from the date of the Offer Notice and any proposed sale after such 60-day period may be made only by again complying with the procedures set forth in this Section 7.

(c) The Optionee may transfer all or any portion of the Shares to a trust established for the sole benefit of the Optionee and/or his or her spouse or children without such transfer being subject to the right of first refusal set forth in this Section 7, provided that the Shares so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Shares may be made without complying with the provisions of this Section 7.

(d) Any Successor of Optionee pursuant to Section 5 hereof, and any transferee of the Shares pursuant to this Section 7, shall hold the Shares subject to the terms and conditions of this Agreement and no further transfer of the Shares may be made without complying with the provisions of this Section 7.

(e) The rights provided the Company and its nominee(s) under this Section 7 shall terminate upon the closing of the initial public offering of shares of the Company's Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

8.             Company's Repurchase Right.

(a)             The Company shall have the right (but not the obligation) to repurchase (the "Repurchase Right") any or all of the Shares acquired pursuant to the exercise of this Option in the event that the Optionee's Continuous Service should terminate for any reason whatsoever, including without limitation Optionee's death, disability, voluntary resignation or termination by the Company with or without cause. Upon exercise of the Repurchase Right, the Optionee shall be obligated to sell his or her Shares to the Company, as provided in this Section 8. The Repurchase Right may be exercised by the Company at any time during the period commencing on the date of termination of Optionee's Continuous Service and ending sixty (60) days after the last to occur of the following:

(i) the termination of Optionee's Continuous Service;

(ii) the expiration of Optionee's right to exercise this Option pursuant to Section 3 hereof; or

(iii) in the event of Optionee's death, receipt by the Company of notice of the identity and address of Optionee's Successor (as defined in Section 5 hereof).

(b)             The purchase price for Shares repurchased hereunder (the "Repurchase Price") shall be the Fair Market Value per share of Common Stock (determined in accordance with Section 2.14 of the Plan) as of the date of termination of Optionee's Continuous Service.

(c)             Written notice of exercise of the Repurchase Right, stating the number of Shares to be repurchased and the Repurchase Price per Share, shall be given by the Company to the Optionee or his or her Successor, as the case may be, during the period specified in Section 8(a) above.

(d)             The Repurchase Price shall be payable, at the option of the Company, by check or by cancellation of all or a portion of any outstanding indebtedness of Optionee to the Company, or by any combination thereof. The Repurchase Price shall be paid without interest within thirty (30) days after delivery of the notice of exercise of the Repurchase Right, against delivery by the Optionee or his or her Successor of a certificate or certificates representing the Shares to be repurchased, duly endorsed for transfer to the Company.

(e)             The rights provided the Company under this Section 8 shall terminate upon the closing of the initial public offering of shares of the Company's Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

9.            Restrictive Legends.

(a)             Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

(b)             In addition, all stock certificates evidencing the Shares shall be imprinted with a legend substantially as follows:

"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON
TRANSFER AND A RIGHT OF FIRST REFUSAL IN FAVOR OF
THE COMPANY AND/OR ITS NOMINEE(S), AS SET FORTH IN A
STOCK OPTION AGREEMENT DATED AUGUST 14, 2010. TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SAID CORPORATION. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES."

10. Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan.

11. Change in Control. In the event of a Change in Control (as defined in Section 2.4 of the Plan):

(a) The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately prior to the consummation of the Change in Control unless this Option is to be assumed by the acquiring or successor entity (or parent thereof) or a new option or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate pursuant to the preceding sentence, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or "spread") between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the aggregate Exercise Price for such Shares. If the vesting of this Option will accelerate pursuant to this subsection (a), then the Administrator shall cause written notice of the Change in Control transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program ("New Incentives") containing such terms and provisions as the Administrator in its discretion may consider equitable. If this Option is assumed, or if a new option of comparable value is issued in exchange therefor, then this Option or the new option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new option shall remain the same as nearly as practicable.

(c)            If the provisions of subsection (b) above apply, then this Option, the new option or the New Incentives shall continue to vest in accordance with the provisions of Section 2 hereof and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of Section 3 hereof. However, in the event of an Involuntary Termination (as defined below) of Optionee's Continuous Service within twelve (12) months following such Change in Control, then vesting of this Option, the new option or the New Incentives shall accelerate in full automatically effective upon such Involuntary Termination.

For purposes of this Section 11, "Involuntary Termination" shall mean the termination of Optionee's Continuous Service by reason of:

(A) Optionee's involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Optionee) for reasons other than Cause (as defined in Section 3 above), or

(B) Optionee's voluntary resignation following (x) a change in Optionee's position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces Optionee's duties and responsibilities or the level of management to which Optionee reports, (y) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than ten percent (10%), or (z) a relocation of Optionee's principal place of employment by more than thirty (30) miles, provided and only if such change, reduction or relocation is effected without Optionee's written consent.

12.              Limitation of Company's Liability for Nonissuance. The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company's counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

13.           No Employment Contract Created. Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

14.           Rights as Shareholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

15.           "Market Stand-Off" Agreement.

(a) If requested by the Company or the managing underwriter pursuant to any proposed public offering of the Company's securities, the Optionee hereby agrees that it shall not, directly or indirectly, sell, lend, pledge, offer, transfer, make any short sale of, sell any option or contract to purchase, contract to sell, purchase any option or contract to sell, grant any option, right or warrant for the purchase of, otherwise transfer or dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares held by Optionee immediately prior to the effectiveness of the registration statement for such public offering for a period specified by the Company or the representative of the if no such committee has been appointed, the term Administrator shall underwriters for such offering not to exceed one hundred eighty (180) days following the effective date of the public offering. Optionee further agrees to execute such agreements as may be reasonably requested by the Company or the managing underwriter in the public offering that are consistent with this Section 15 or that are necessary to give further effect thereto.

(b) In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares until the end of such period.

16.          Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and mean the Board of Directors.

17.          Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

18. Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of Nevada.

19. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

20. Attorneys' Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and costs.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

22. Nevada Corporate Securities Law. The sale of the shares that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the Nevada Corporate Securities Law of 1968, as amended. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VOICE ASSIST, INC.

By:

/S/ Randy Granovetter

Randy Granovetter, President

/S/Robb Cason

Robb Cason, Optionee